Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-4 of Renasant Corporation of our report dated March 14, 2014, relating to the consolidated financial statements of Heritage for the years ended December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013.

We also consent to the references to us under the heading “Experts” in this Registration Statement.

/s/ Mauldin & Jenkins, LLC

Albany, Georgia

February 9, 2015